EXHIBIT 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Troika Media Group, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1MEF of our report dated November 2, 2020 with respect to the consolidated financial statements of Troika Media Group, Inc. as of June 30, 2020 and 2019 and for each of the years in the two-year period ended June 30, 2020 appearing in Registration Statement No. 333-255328 on Form S-1 of Troika Media Group, Inc.

We also consent to the references to us under the heading “Experts” in the Effective Registration Statement.

/s/ RBSM LLP

Henderson, Nevada

April 19, 2021